Exhibit 99.1

NEWS RELEASE
December 30, 2008

FOR IMMEDIATE RELEASE	Contact: Michael J. Blodnick
(406) 751-4701
Ron J. Copher
(406) 751-7706

GLACIER BANCORP, INC.
DECLINES PARTICIPATION IN U.S. TREASURY
CAPITAL PURCHASE PROGRAM

KALISPELL, MONTANA - Glacier Bancorp, Inc. (Nasdaq:  GBCI) today announced that it has declined participation in the U.S. Treasury’s Capital Purchase Program.  On November 25, Glacier was notified that it had been approved for participation in the program, but recently informed representatives of the U.S. Treasury Department of its decision to forego participation.

“We greatly appreciate the federal government’s recognition of our financial strength in approving Glacier’s participation in the TARP Capital Purchase Program,” stated Mick Blodnick, CEO.  “However, with the $94 million in net proceeds from our successful common stock offering, we are already one of the most strongly capitalized banking companies in the country, with total risk-based capital of approximately 16%.  Consequently, we do not believe that participation in TARP is in our shareholders’ best interests.”

Glacier also announced that it has elected to take part in the FDIC's Transaction Account Guarantee Program, providing a full guarantee on all non-interest-bearing transaction accounts held by any depositor, regardless of dollar amount, through December 31, 2009. Additionally, Glacier is eligible for participation in the FDIC's debt guarantee program, which provides for the guarantee of eligible newly issued senior unsecured debt of participating entities.

Glacier Bancorp, Inc. is a regional multi-bank holding company providing commercial banking services in 56 communities in Montana, Idaho, Utah, Washington, Wyoming, and Colorado. Glacier Bancorp, Inc. is headquartered in Kalispell, Montana, and conducts its operations principally through eleven community bank subsidiaries. These subsidiaries include six Montana banks: Glacier Bank of Kalispell, First Security Bank of Missoula, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, First Bank of Montana of Lewistown; as well as Mountain West Bank in Idaho, Utah and Washington; 1st Bank in Wyoming; Citizens Community Bank in Idaho; First National Bank of Morgan in Utah; and Bank of the San Juans in Colorado. Visit Glacier’s website at http://www.glacierbancorp.com